UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 8, 2010

NATIONAL COAL CORP.
(Exact name of registrant as specified in its charter)

Florida	0-26509	65-0601272
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8915 George Williams Road
Knoxville, Tennessee 37923
(Address of Principal Executive Offices/Zip Code)

(865) 690-6900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry Into a Material Definitive Agreement

On April 8, 2010, National Coal Corp. together with our wholly-owned subsidiary, National Coal Corporation, entered into an asset purchase agreement (the “Purchase Agreement”) with Ranger Energy Investments, LLC (“Ranger Energy”), pursuant to which we will sell, subject to the satisfaction of certain conditions, a portion of our assets located on the New River Tract in Eastern Tennessee for $10 million.  The purchase price is payable in cash and the assumption by Ranger Energy of approximately $6.0 million of accounts payable the Company owes to an affiliate of Ranger Energy.  Ranger Energy also has agreed to lease a portion of the Company’s coal reserves also located on the New River Tract and to purchase the Company’s coal inventory located at the Baldwin Preparation Plant.

In addition to the purchase price for the assets, we also will receive from Ranger Energy the return of approximately $1,900,000 in cash that was previously pledged to secure reclamation bonds and other liabilities associated with the New River Tract operation, and payment for coal inventories on the property at closing.  Proceeds from the sale will be used to repay the $4.5 million balance due under our $5.0 million short-term revolving credit facility, which facility currently is in default.  Any remaining proceeds will be used to repay financing obligations for certain of the assets being sold and for other general corporate purposes.

The consummation of the sale is conditioned upon Ranger Energy’s purchase from Centaurus Energy Master Fund, LP of $30.3 million of our 10.5% senior secured notes due 2010 and our $5 million short-term revolving credit facility, among other customary closing conditions.  We have been advised by Ranger Energy that it has purchased the debt from Centaurus.  The asset sale transaction is expected to close before the end of April 2010.

The assets being sold include the Baldwin preparation plant, the active underground mine number 5A, and the idled surface mine number 3, along with the associated permits and certain liabilities.  In addition, a coal contract associated with the facilities may be assigned to Ranger Energy. Also included in the transaction are the coal mineral rights on approximately 22,000 acres which will be leased to Ranger Energy for a royalty of 6% to 8% of applicable revenues.

Ranger Energy agreed to indemnify us and certain of our affiliates, against certain losses, including those arising from or related to Ranger Energy’s breach of any representation, warranty or covenant contained in the Purchase Agreement or in any related agreement, the assumed liabilities, and the use of the subject assets after the closing.  We agreed to indemnify Ranger Energy and certain of its affiliates, against certain losses, including those arising from or related to our breach of any representation, warranty or covenant contained in the Purchase Agreement or in any related agreement, and the liabilities that are retained by us.

The Purchase Agreement may be terminated upon the mutual consent of the parties, by either Ranger Energy or us if the Closing does not occur on or before April 30, 2010, or by either Ranger Energy or us upon prior written notice for the other party’s failure to perform their covenants or material breach of their representations and warranties under the Purchase Agreement.

Marshall Miller & Associates acted as financial advisor to National Coal Corp., and provided a fair market valuation of the subject assets and an analysis of the reasonableness of the terms of the subject coal mineral rights lease.

On April 12, 2010, we issued a press release announcing the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit
Number                Description

99.1	Press release issued by National Coal Corp., dated April 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL COAL CORP.

Date: April 14, 2010	By: /s/ Daniel A. Roling Daniel A. Roling Chief Executive Officer and President